Exhibit 99.1

Contacts:	Investor Relations

Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren

Vice President, Chief Financial Officer

(510) 661-1802

amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL RECEIVES NOTICE OF DEFICIENCY REGARDING AUDIT COMMITTEE COMPOSITION;

APPOINTS MICHAEL BERMAN TO AUDIT COMMITTEE TO CORRECT DEFICIENCY

FREMONT, Calif., December 28, 2004 – Curon Medical, Inc. (Nasdaq: CURN) announced today that on December 22, 2004, the Nasdaq Listing Qualifications Department notified the Company that as a result of Alan Kaganov’s December 1, 2004 resignation from the Board of Directors, the corporation was no longer in compliance with Nasdaq’s audit committee composition requirement because it did not have the requisite number of directors serving on its audit committee.

The Board of Directors of the Company, at a meeting held on December 16, 2004, had already appointed director Michael Berman to its Audit Committee, filling the vacancy created by Mr. Kaganov’s resignation and, the Company believes, curing any technical deficiency that may have existed in the composition of the Audit Committee since the time of Alan Kaganov’s resignation. Mr. Berman is not Nasdaq independent, because he served as an officer of the corporation within the last three years, filling the role of interim CEO prior to Larry Heaton’s appointment on January 2, 2003. The Board has determined that Mr. Berman’s membership on the Audit Committee is permitted by Nasdaq’s audit committee composition “exceptional and limited circumstances” provision and is in the best interests of the corporation and its stockholders.

Curon Medical intends to make a written submission requesting that the Nasdaq Listing Qualifications Department consider the appointment of Mr. Berman to the Audit Committee in its review of the Company’s continued listing on the Nasdaq SmallCap Market. There can be no assurance that the Company will be successful in maintaining its listing on the Nasdaq SmallCap Market.

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About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, its success in maintaining its listing on the Nasdaq SmallCap Market. Forward looking statements address matters that are subject to a number of risks and uncertainties, including the uncertainty of the Nasdaq’s listing review and the corporation’s continued listing on the Nasdaq SmallCap Market. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors. The forward-looking statements in this news release are made as of December 28, 2004, and Curon Medical is under no obligation to revise or update these forward-looking statements.

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